EXHIBIT 10.8

TERRA ENERGY & RESOURCE TECHNOLOGIES, INC.

99 Park Avenue, 16th Floor

New York, New York 10016

December 19, 2007

To:	Dan Brecher

Re: Deferral of Repayment of Loan

Dear Dan:

This letter is intended to confirm our agreement with you regarding the deferral of certain monies that you, individually, have previously advanced to Terra Energy & Resource Technologies, Inc. (the “Company”) and its subsidiaries and related entities (collectively, with the Company, the “Affiliated Entities”). As you have been informed by us, the Company expects to enter into a Securities Purchase Agreement with at third party, Esterna Ltd, which is anticipated to close in December 2007 (the “Purchase Agreement”). As a material inducement to Esterna to enter into the Purchase Agreement and other good and valuable consideration the receipt of which is hereby acknowledged, the Affiliated Entities confirm with you our agreement regarding the repayment of such monies. As of September 30, 2007, we owe you $295,322 for monies that you have previously advanced to the Company, without including any mutually agreeable interest thereon, if any, together with such additional advances as you may make or pay, but we agree you are not required by us to make or pay any such amounts in the future, and any such payments by you are and have been purely voluntary on your part (the “Loan Amount”). The Affiliated Entities will not repay the Loan Amount out of the funds being paid by Esterna pursuant to the Purchase Agreement, but will pay you the Loan Amount, with any mutually agreeable interest at rates currently paid by the Company to third parties, as monies become available, out of future monies either raised by the Affiliated Entities or monies received by the Affiliated Entities as revenue at the rate of 8% of such monies raised or received until the Loan Amount is fully repaid. Except as provided above, such repayment shall not commence until June 1, 2008. Nothing herein shall prohibit the Board of Directors of the Company from authorizing repayment of all or part of the Loan Amount prior to June 1, 2008.

The terms hereof, our understanding and your deferral, are subject to the closing of the transaction contemplated by the Purchase Agreement. This agreement shall be enforced, governed by and construed in accordance with the laws of the State of New York, and enforced in the courts located in the New York County in the State of New York.

Sincerely,

Terra Energy & Resource Technologies, Inc.

(on behalf of itself and the Affiliated Entities)

By: /s/ Dmitry Vilbaum
Name:	Dmitry Vilbaum
Title:	Chief Executive Officer and Director

Agreed to and confirmed:

/s/ Dan Brecher

Dan Brecher